As filed with the Securities and Exchange Commission on October 14, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement
under
The Securities Act of 1933

GREENIDGE GENERATION HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	86-1746728 (I.R.S. Employer Identification No.)

590 Plant Road

Dresden, NY 14441

(315) 536-2359

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan

(Full title of the plans)

Jeffrey E. Kirt

Chief Executive Officer

590 Plant Road

Dresden, NY 14441

(315) 536-2359

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gillian Emmett Moldowan Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 212-848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share under the Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan	3,831,112(2)	$23.23(4)	$88,996,731.76	$8,250
Class A Common Stock, par value $0.0001 per share underlying stock option awards outstanding under the Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan	583,080(3)	$6.01(5)	$3,504,310.80	$324.85
Total	4,414,192	—	$92,501,042.56	$8,574.85

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of class A common stock, par value $0.0001 per share (“Common Stock”) of Greenidge Generation Holdings Inc. (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents (a) 2,631,112 shares of Common Stock available for future issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and (b) 1,200,000 shares of Common Stock subject to outstanding awards granted under the 2021 Plan that may be forfeited, canceled, repurchased by the Registrant or are otherwise terminated, which, pursuant to the terms of the 2021 Plan, will become available for future issuance under the 2021 Plan.
(3)	Represents 583,080 shares of Common Stock issuable upon the exercise of outstanding stock options granted under the 2021 Plan as of the date of this Registration Statement.
(4)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for purposes of calculating the registration fee on the basis of $23.23 per share, the average of the high and low prices of the Registrant’s common stock on October 12, 2021 as reported on the Nasdaq Capital Market.
(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $6.01 per share (rounded to the nearest cent) of outstanding stock options granted under the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference to this Registration Statement:

(a)	The Registrant’s Registration Statement on Form S-1/A filed on September 14, 2021 (File No. 333-259247), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
(b)	The Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2021, as filed with the SEC on September 23, 2021.
(c)	The Registrant’s prospectus filed on October 6, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-259637).
(d)	The description of the Registrant’s Common Stock, which is contained in the Registrant’s Registration Statement on Form 8-A filed on September 13, 2021 (File No. 333-40808) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
(e)	The Registrant's Current Reports on Form 8-K filed September 13, 2021, September 15, 2021, October 4, 2021 and October 12, 2021.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing or furnishing of such documents; provided, however, that information deemed to have been furnished and not filed shall not be deemed to be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

See the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on September 13, 2021 (File No. 333-40808).

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The amended and restated certificate of incorporation and bylaws of the Registrant provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant (1)
3.2	Amended and Restated Bylaws of the Registrant (1)
5.1*	Opinion of Shearman & Sterling LLP
23.1*	Consent of Shearman & Sterling LLP (contained in Exhibit 5.1)
23.2*	Consent of Plante & Moran, PLLC
23.3*	Consent of Armanino LLP
24.1*	Power of Attorney (contained on the signature page hereto)
99.1	Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (1)

* Filed herewith.

(1) Incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (Registration Statement No. 333-259247) filed with the Commission on September 14, 2021.

Item 9.	Undertakings.

(1)       The undersigned Registrant hereby undertakes:

(a)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Torrey, State of New York, on this 14th day of October, 2021.

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ Jeffrey E. Kirt
Name: Jeffrey E. Kirt
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey E. Kirt and Dale Irwin, each as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey E. Kirt
Jeffrey E. Kirt	Chief Executive Officer (Principal Executive Officer) and Director	September 14, 2021
/s/ Timothy Rainey
Timothy Rainey	Chief Financial Officer (Principal Financial and Accounting Officer)	September 14, 2021
/s/ Ted Rogers
Ted Rogers	Vice Chairman of the Board of Directors	September 14, 2021
/s/ Timothy Fazio
Timothy Fazio	Chairman of the Board of Directors	September 14, 2021
/s/ Jerome Lay
Jerome Lay	Director	September 14, 2021
/s/ Andrew M. Bursky
Andrew M. Bursky	Director	September 14, 2021
/s/ Timothy Lowe
Timothy Lowe	Director	September 14, 2021
/s/ Daniel Rothaupt
Daniel Rothaupt	Director	September 14, 2021
/s/ David Filippelli
David Filippelli	Director	September 14, 2021
/s/ Michael Neuscheler
Michael Neuscheler	Director	September 14, 2021